Ultra Petroleum Announces Second Quarter 2012 Results, Earnings Of $0.36 Per Diluted Share And Production Of 65.1 Bcfe

Appoints Michael J. Keeffe to the Board of Directors

HOUSTON, Aug. 2, 2012 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the second quarter of 2012. Highlights for the quarter include:

  Operating cash flow(1) of $190.6 million, or $1.25 per diluted share
  Earnings of $55.1 million for the second quarter, or $0.36 per diluted share – adjusted(3)
  Produced volumes of 65.1 Bcfe during the second quarter of 2012
  Generated positive returns in second quarter of 2012 (adjusted): 67 percent cash flow margin(5), 19 percent net income margin(4), 20 percent return on equity

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Second Quarter Results

The company produced 65.1 billion cubic feet equivalent (Bcfe) of natural gas and crude oil during the second quarter. Ultra's second quarter production was comprised of 63.1 billion cubic feet (Bcf) of natural gas and 332.5 thousand barrels (Mbls) of condensate.

Ultra Petroleum's second quarter average realized natural gas price was $4.04 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding these effects, the company's average natural gas price was $2.23 per Mcf. The realized condensate price in the second quarter was $88.52 per barrel (Bbl).

Ultra Petroleum reported operating cash flow(1) of $190.6 million, or $1.25 per diluted share for the second quarter 2012. Ultra recognized $114.3 million, or $0.75 per diluted share in realized gains to cash flow, as a result of the company's commodity price hedges during the second quarter. Adjusted net income(3) was $55.1 million, or $0.36 per diluted share for the quarter.

Ultra recorded a non-cash ceiling test write-down of $1.1 billion net of taxes in the company's carrying value of its natural gas and crude oil properties stemming from decade-low natural gas prices.

According to the prescribed GAAP full-cost method of accounting, Ultra is required to perform a ceiling test each quarter, which limits the carrying value of its natural gas and crude oil properties. Using trailing 12-month average commodity prices, the second quarter write-down was based on quoted market prices of $3.15 per MMbtu for Henry Hub natural gas and $95.67 per barrel for West Texas Intermediate oil, prior to adjustments for market differentials. This compares to average prices of $4.12 per MMbtu for natural gas and $96.19 per barrel for oil used in the December 31, 2011 ceiling test calculation. Further declines in prior 12-month average natural gas prices may result in subsequent ceiling test write-downs. When natural gas prices improve, accounting methodology does not allow for the write-down to be reversed.

Commensurate with the decline in natural gas prices, the company recognized impairment charges of $54.4 million net of taxes, related to its Pennsylvania gathering facilities.

Year-to-Date Results

During the first six months, the company produced a record 133.9 Bcfe of natural gas and crude oil. The company's production was comprised of 129.7 Bcf of natural gas and 691.6 Mbls of condensate.

Ultra Petroleum's average realized natural gas price was $3.92 per Mcf, including realized gains and losses on commodity hedges for the first half of the year. Excluding these effects, the company's average price for natural gas was $2.56 per Mcf. The realized condensate price during the same period was $93.32 per Bbl.

Ultra Petroleum reported operating cash flow(1) of $376.3 million, or $2.46 per diluted share for the first half of 2012. The company's commodity hedges contributed $176.8 million, or $1.16 per diluted share in realized gains to cash flow. Adjusted net income(3) during the same period was $104.6 million, or $0.68 per diluted share.

"Our results for the first half of the year reflect solid performance in the midst of a historically low natural gas price environment. We are confident that the continuing natural gas rig count declines and flattening of natural gas supply are evidence of a trough and emerging rebound in natural gas prices," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 37 gross (12 net) Wyoming Lance wells and placed on production 24 gross (7 net) wells. The company's average second quarter net production was 517 million cubic feet equivalent (MMcfe) per day. Prior to suspending completions at the end of April due to low natural gas prices, the year-to-date average initial production (IP) rate for the Ultra-operated wells was 8.3 MMcfe per day. This consistent well performance is further indicative of the company's transition to more prolific parts of the field, which has contributed to strong IP rates during the first half of the year. In July, Ultra moved a second rig into the Boulder area. Ultra's planned two operated rig program will be focused in this area well beyond the remainder of this year.

The company averaged 12 days to drill an operated well in the second quarter, as measured by spud to total depth (TD). In addition, 92 percent of the Ultra-operated wells were drilled to TD in 15 days or less, while 2 wells were drilled in less than 10 days. Total days per well, measured by rig-release to rig-release, averaged 15 days in the second quarter.

Sustaining Operational Efficiencies
	2008	2009	2010	2011	Q2 2012
Spud to TD (days)	24	20	14	12	12
Rig release to rig release (days)	32	24	17	15	15
% wells drilled < 15 days	1%	22%	76%	95%	92%
Well cost – pad ($MM)	$5.5	$5.0	$4.7	$4.8	$4.8

Pennsylvania - Operational Highlights

Ultra and its partners drilled 20 gross (8 net) horizontal Marcellus wells and initiated production from 37 gross (16 net) wells during the second quarter 2012. During the quarter, the company's average net production was 198 MMcfe per day. Ultra's second quarter Marcellus production grew 86 percent from 106 MMcfe per day average in the second quarter 2011.

In Tioga County, the IP rates for the 28 Marcellus wells brought online during the second quarter averaged 6.8 MMcfe per day. The IP rates for the 9 Marcellus wells brought online in Clinton and Lycoming counties averaged 5.5 MMcfe per day under a restricted flow back program.

Ultra continues to assess Upper Devonian Geneseo potential across its acreage position. To date, the company has participated in drilling 6 gross (3.5 net) horizontal wells across a broad geographic area. During the quarter, Ultra placed a second Geneseo well online and flow-tested a third well. Results from all three completed wells affirm the viability of Geneseo development under a significant portion of the company's acreage. Two additional wells will be placed on production during the third quarter to further evaluate the resource potential.

The graph below provides normalized average daily production for Ultra's horizontal wells in the Marcellus. The grey dashed lines represent three, five and seven Bcfe type curves. The solid black line illustrates well performance in the company's Clinton and Lycoming County areas. The black dotted line charts well performance results from Ultra's activity in Potter and Tioga counties.

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Commodity Hedges

The total volume of commodity hedges for the second half of 2012 is 103.1 Bcf at a weighted–average price of $4.31 per MMbtu. Currently, the commodity hedges represent over 80 percent of the company's remaining 2012 planned natural gas production.

Financial Strength

Ultra Petroleum exited the second quarter with 74 percent of the company's outstanding borrowings comprised of long-term, fixed-rate debt with an average remaining term of 7.8 years and a 5.6 percent weighted-average coupon rate. Ultra relies on total debt to EBITDA(2) as a measure of leverage because it appropriately removes the effect of certain non-cash items, such as impairment charges. As of June 30, 2012, Ultra's debt to trailing 12-months EBITDA(2) ratio registered 2.18 times with $1.0 billion in unused senior debt capacity.

Board of Directors Appointment

Subsequent to quarter end, the company appointed Michael J. Keeffe to the Board of Directors. Mr. Keeffe will fill a vacancy left by Robert E. Rigney, who retired from the Board in November 2011. He will serve on the Audit, Compensation and the Nominating and Corporate Governance Committees.

Prior to retiring in 2011, Mr. Keeffe was a Senior Audit Partner with Deloitte & Touche LLP. He has 35 years of public accounting experience at Deloitte & Touche LLP directing financial statement audits of public companies, principally in the oil field services and engineering and construction industries, most with significant international operations. He also served as a senior risk management and quality assurance partner in the firm's consultation network. He is a Certified Public Accountant and holds a Bachelor of Arts and a Masters of Business Administration both from Tulane University.

"We are very fortunate to have Mr. Keeffe join our Board of Directors. His leadership and knowledge of the energy sector will be a valuable asset for Ultra as we continue to execute on our business strategy," commented Watford.

Third Quarter and Full-Year 2012 Production Guidance

Production for 2012 is expected to increase to 250 – 260 Bcfe, a 2 to 6 percent annual growth rate, compared to record production of 245.3 Bcfe for 2011. Production from the Rockies region will comprise approximately 72 percent of the company's production forecast and Appalachian region production will comprise the remaining 28 percent of the company's estimated total production. Natural gas and crude oil production for the third quarter 2012 is expected to range from 60 – 62 Bcfe.

2012 Estimated Total Production (Bcfe)
1st Quarter (A)	2nd Quarter (A)	3rd Quarter (E)	Full-Year 2012 (E)
68.8	65.1	60 – 62	250 – 260

Third Quarter 2012 Price Realizations and Differentials Guidance

In the third quarter of 2012, the company's realized natural gas price is expected to average 2 to 4 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $8.00 less than the average NYMEX crude oil price.

Third Quarter 2012 Expense Guidance

Costs Per Mcfe	Q3 2012
Lease operating expenses	$ 0.25 – 0.28
Production taxes	$ 0.24 – 0.26
Gathering fees	$ 0.20 – 0.22
Total lease operating costs	$ 0.69 – 0.76

Transportation charges	$ 0.33 – 0.35
Depletion and depreciation	$ 1.28 – 1.32
General and administrative – total	$ 0.09 – 0.11
Interest and debt expense	$ 0.43 – 0.46
Total operating costs per Mcfe	$ 2.82 – 3.00

2012 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for the remainder of 2012 with cash taxes forecasted of approximately $2.5 million.

Conference Call Webcast Scheduled for August 2, 2012

Ultra Petroleum's second quarter 2012 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, August 2, 2012. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through November 1, 2012.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2012	2011	2012	2011
Volumes
Natural gas (Mcf)	129,707,356	111,118,184	63,068,313	57,089,140
Oil liquids (Bbls)	691,554	633,998	332,512	332,774
Mcfe - Total	133,856,680	114,922,172	65,063,385	59,085,784

Revenues
Natural gas sales	$331,876	$481,751	$140,836	$249,835
Oil sales	64,537	56,107	29,434	30,732
Total operating revenues	396,413	537,858	170,270	280,567

Expenses
Lease operating expenses	29,241	23,472	12,239	11,115
Production taxes	31,587	48,119	13,367	24,846
Gathering fees	36,318	26,917	16,766	13,910
Total lease operating costs	97,146	98,508	42,372	49,871

Transportation charges	42,422	32,431	21,366	16,273
Depletion and depreciation	227,469	152,978	114,767	79,219
Ceiling test and other impairments	1,869,136	-	1,869,136	-
General and administrative	7,786	6,667	5,234	2,678
Stock compensation	4,781	6,446	2,325	3,324
Total operating expenses	2,248,740	297,030	2,055,200	151,365

Other income (expense), net	14	16	7	(4)
Rig cancellation fees	(9,512)	-	(4,666)	-
Interest and debt expense, net	(37,046)	(30,180)	(18,748)	(15,590)
Realized gain on commodity derivatives	176,805	90,120	114,268	45,080
Unrealized (loss) gain on commodity derivatives	(89,809)	(26,879)	(147,555)	2,526
(Loss) income before income taxes	(1,811,875)	273,905	(1,941,624)	161,214
Income tax provision - current	3,023	4,551	1,607	1,911
Income tax (benefit) provision - deferred	(712,175)	97,128	(756,249)	55,798

Net (loss) income	$(1,102,723)	$172,226	$(1,186,982)	$103,505

Ceiling test and other impairments, net of tax	$1,109,463	$-	$1,109,463	$-
Deferred tax asset valuation allowance	33,929	-	33,929	-
Rig cancellation fees, net of tax	5,596	-	2,745	-
Unrealized loss (gain) on commodity derivatives,
net of tax	58,376	17,229	95,911	(1,619)
Adjusted net income(3)	$104,641	$189,455	$55,066	$101,886

Operating cash flow (1)	$376,297	$455,657	$190,550	$239,321
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,761	152,749	152,921	152,899
Fully diluted	152,761	154,498	152,921	154,377

Earnings per share
Net income - basic	($7.22)	$1.13	($7.76)	$0.68
Net income - fully diluted	($7.22)	$1.11	($7.76)	$0.67

Adjusted earnings per share(3)
Adjusted net income - basic	$0.68	$1.24	$0.36	$0.67
Adjusted net income - fully diluted	$0.68	$1.23	$0.36	$0.66

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.92	$5.15	$4.04	$5.17
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.56	$4.34	$2.23	$4.38
Oil liquids (Bbls)	$93.32	$88.50	$88.52	$92.35

Costs Per Mcfe
Lease operating expenses	$0.22	$0.20	$0.19	$0.19
Production taxes	$0.24	$0.42	$0.21	$0.42
Gathering fees	$0.27	$0.23	$0.26	$0.24
Transportation charges	$0.32	$0.28	$0.33	$0.28
Depletion and depreciation	$1.70	$1.33	$1.76	$1.34
General and administrative - total	$0.09	$0.11	$0.12	$0.10
Interest and debt expense	$0.28	$0.26	$0.29	$0.26
	$3.12	$2.83	$3.16	$2.83

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income(4)	18%	30%	19%	31%
Adjusted Operating Cash Flow Margin(5)	66%	73%	67%	73%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2012	2011
	(Unaudited)
Cash and cash equivalents	$15,698	$11,307
Long-term debt
Bank indebtedness	557,000	343,000
Senior notes	1,560,000	1,560,000
	$2,117,000	$1,903,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$327,649	$477,380	$138,346	$292,758
Net changes in operating assets and liabilities
and other non-cash items*	48,648	(21,723)	52,204	(53,437)
Net cash provided by operating activities before
changes in operating assets and liabilities	$376,297	$455,657	$190,550	$239,321

Ultra Petroleum Corp. Hedging Summary August 2, 2012

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX	Q1 2012	Q2 2012	Q3 2012	Q4 2012	YTD 2012

Volume (Bcf)	27.3	53.7	54.3	48.8	184.1
$/MMbtu	$ 5.03	$ 4.34	$ 4.34	$ 4.27	$ 4.43

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,930,367 shares outstanding on July 31, 2012.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended June 30, 2012.

CONTACT: Kelly L. Whitley , Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com